F.N.B. Corporation Reports Fourth Quarter 2021 and Full Year Earnings
Record revenue leads to 2021 earnings per common share of $1.23 and 9% year-over-year tangible book value growth per share

PITTSBURGH, PA – January 19, 2022 – F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2021 with net income available to common stockholders of $96.5 million, or $0.30 per diluted common share. Comparatively, fourth quarter of 2020 net income available to common stockholders totaled $70.2 million, or $0.22 per diluted common share, and third quarter of 2021 net income available to common stockholders totaled $109.5 million, or $0.34 per diluted common share. On an operating basis, the fourth quarter of 2021 earnings per diluted common share (non-GAAP) was $0.30, excluding $0.8 million of significant items. On an operating basis, the fourth quarter of 2020 was $0.28 per share, excluding $27.5 million of significant items, and the third quarter of 2021 was $0.34 per share, excluding $0.9 million of significant items.

For the full year of 2021, net income available to common stockholders was $396.6 million, or $1.23 per diluted common share. Comparatively, full year 2020 net income available to common stockholders totaled $278.0 million, or $0.85 per diluted common share. On an operating basis, full year 2021 earnings per diluted common share (non-GAAP) was $1.24, excluding $4.4 million of significant items. Operating earnings per diluted common share (non-GAAP) for the full year of 2020 was $0.96, excluding $45.6 million of significant items.

“F.N.B. Corporation has delivered an exceptional performance with record full year total revenue of $1.2 billion and record operating net income available to common stockholders of $400 million. Full year 2021 earnings per share of $1.23 was the highest since the divestiture in 2004, and fourth quarter earnings were strong at $0.30 per share," said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “FNB's performance resulted in a return on tangible common equity of 15% with tangible book value per common share increasing 9% compared to 2020. Non-interest income also reached a record level of $330 million, an increase of $36 million from last year. We achieved three consecutive quarters of loan growth, excluding Paycheck Protection Program (PPP) loans, leading to 6% growth for the full year. We enter 2022 ready to capitalize on several growth initiatives, such as the rollout of our eStore digital banking platform, our enhanced Physicians First program and the integration of Howard Bank. I’d also like to thank our employees for their outstanding performance and continued commitment to FNB.”

Fourth Quarter 2021 Highlights
(All comparisons refer to the fourth quarter of 2020, except as noted)
•Period-end total loans and leases, excluding PPP loans, increased $1.3 billion, or 5.7%, as commercial loans increased $817.2 million, or 5.3%, and consumer loans increased $514.7 million, or 6.4%. Total period-end loans and leases decreased $489.9 million, or 1.9%, due to a $1.0 billion, or 5.8%, decrease in commercial loans driven by $1.0 billion of PPP originations and PPP loan forgiveness of $2.9 billion since December 31, 2020. PPP loans totaled $336.6 million at December 31, 2021.
•On a linked-quarter basis, excluding PPP loans, period-end total loans increased $610 million, or 10.1% annualized, with commercial loans and leases increasing $421 million, or 10.6% annualized, and consumer loans increasing $188 million, or 9.0% annualized.

•Total average deposits grew $2.7 billion, or 9.4%, led by increases in average non-interest-bearing deposits of $1.8 billion, or 20.7%, and average interest-bearing demand deposits of $1.3 billion, or 9.8%, partially offset by a decrease in average time deposits of $0.9 billion, or 23.0%. Average deposit growth reflected inflows from the PPP and government stimulus activities, organic growth in new and existing customer relationships, as well as current customer preferences to maintain larger balances in their deposit accounts than before the pandemic.
•Net interest income decreased $11.1 million, or 4.7%, to $223.3 million due to a decrease of $19.3 million in PPP income, partially offset by the benefit of growth in earning assets.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) decreased 17 basis points to 2.55%, as the earning asset yield decline of 19 basis points was partially offset by the cost of funds decreasing 3 basis points. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a decrease of 14 basis points, compared to a benefit of 2 basis points in the prior quarter.
•Non-interest income was $79.0 million, an increase of $10.6 million, or 15.5%, due to strong contributions from capital markets and wealth management, as well as higher service charges reflecting increased customer activity, partially offset by lower contributions from mortgage banking given the very strong levels in the fourth quarter of 2020.
•The annualized net charge-offs to total average loans ratio was 0.02%, compared to 0.41%, with favorable asset quality trends across the loan portfolio. The provision for credit losses was a net benefit of $2.4 million for the fourth quarter, compared to a net benefit of $1.8 million in the third quarter of 2021 and expense of $17.6 million in the fourth quarter of 2020.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 9.9% (estimated), up from 9.8% at December 31, 2020, and stable compared to 9.9% at September 30, 2021. Tangible book value per common share (non-GAAP) increased $0.71, or 9.0%, to $8.59, reflecting FNB's continued strategy to build tangible book value per share while optimizing capital deployment.
•PPP loan originations totaled $3.6 billion since program inception in the second quarter of 2020 with $3.3 billion forgiven as of December 31, 2021, resulting in $0.3 billion remaining at quarter end.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	4Q21	3Q21	4Q20
Reported results
Net income available to common stockholders (millions)	$96.5	$109.5	$70.2
Net income per diluted common share	0.30	0.34	0.22
Book value per common share (period-end)	15.81	15.65	15.09
Pre-provision net revenue (reported) (millions)	120.7	137.0	103.4
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$97.1	$110.2	$91.9
Operating net income per diluted common share	0.30	0.34	0.28
Tangible common equity to tangible assets (period-end)	7.36%	7.24%	7.24%
Tangible book value per common share (period-end)	$8.59	$8.42	$7.88
Pre-provision net revenue (operating) (millions)	$121.5	$138.0	$130.9
Average diluted common shares outstanding (thousands)	323,025	322,861	324,877
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(0.8)	$(0.9)	$—
After-tax impact of merger-related expenses	(0.7)	(0.7)	—
Pre-tax COVID-19 expense	—	—	(4.7)
After-tax impact of COVID-19 expense	—	—	(3.7)

Pre-tax loss on FHLB debt extinguishment and related hedge terminations	—	—	(12.3)
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	—	—	(9.7)
Pre-tax branch consolidation costs	—	—	(10.5)
After-tax impact of branch consolidation costs	—	—	(8.3)
Total significant items pre-tax	$(0.8)	$(0.9)	$(27.5)
Total significant items after-tax	$(0.7)	$(0.7)	$(21.7)

(1) Favorable (unfavorable) impact on earnings.
Year-to-Date Results Summary	2021	2020
Reported results
Net income available to common stockholders (millions)	$396.6	$278.0
Net income per diluted common share	1.23	0.85
Pre-provision net revenue (reported) (millions)	503.7	466.3
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$400.0	$314.0
Operating net income per diluted common share	1.24	0.96
Pre-provision net revenue (operating) (millions)	508.1	516.0
Average diluted common shares outstanding (thousands)	323,481	325,488
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(1.8)	$—
After-tax impact of merger-related expenses	(1.4)	—
Pre-tax COVID-19 expense	—	(11.3)
After-tax impact of COVID-19 expense	—	(8.9)
Pre-tax gain on sale of Visa class B stock	—	13.8
After-tax impact of gain on sale of Visa class B stock	—	10.9
Pre-tax loss on FHLB debt extinguishment and related hedge terminations	—	(25.6)
After-tax impact of loss on FHLB debt extinguishment and related hedge terminations	—	(20.2)
Pre-tax branch consolidation costs	(2.6)	(18.7)
After-tax impact of branch consolidation costs	(2.1)	(14.8)
Pre-tax service charge refunds	—	(3.8)
After-tax impact of service charge refunds	—	(3.0)
Total significant items pre-tax	$(4.4)	$(45.6)
Total significant items after-tax	$(3.5)	$(36.0)
(1) Favorable (unfavorable) impact on earnings.

Fourth Quarter 2021 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the fourth quarter of 2020, except as noted)

Net interest income totaled $223.3 million, compared to $234.4 million, as total average earning assets increased $2.2 billion, or 6.7%, which included $3.6 billion of PPP loan originations since program inception in the second quarter of 2020, $3.3 billion in total PPP loan forgiveness as of December 31, 2021, and a $2.8 billion increase in average cash balances largely attributed to the impact from government stimulus and PPP activity. The growth in average earning assets was offset by the repricing impact on earning asset yields from lower interest rates, mitigated by the improved funding mix with reductions in higher-cost borrowings and the cost of interest-bearing deposits.

The net interest margin (FTE) (non-GAAP) declined 32 basis points to 2.55%, as the yield on earning assets decreased 51 basis points, primarily reflecting the impact of significant reductions in the short-term benchmark interest rates on variable-rate loans, lower yields on investment securities and the effect of higher average cash balances on the mix of earning assets. Partially offsetting the lower earning asset yields, the total cost of funds improved 20 basis points to 0.25%, reflecting an improved funding mix and a 26 basis point reduction in interest-bearing deposit costs, including a shift in customers' preferences to maintain larger deposit account balances. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a decrease of 14 basis points, compared to a benefit of 20 basis points in the year-ago quarter.

Average loans and leases totaled $24.7 billion, a decrease of $921.3 million, or 3.6%, primarily due to forgiveness of PPP loans. Excluding PPP loans, period-end total loans and leases increased $1.3 billion, or 5.7%, including growth of $817.2 million in commercial loans and leases and $514.7 million in consumer loans. Total average commercial loans and leases decreased $1.3 billion, or 7.3%. Excluding PPP loans, average commercial loans and leases increased $675.6 million, or 4.5%, including $549.1 million, or 11.2%, in commercial and industrial loans and $79.7 million, or 0.8%, in commercial real estate balances. Commercial origination activity was led by the Harrisburg, North and South Carolina, and Pittsburgh markets. Average consumer loans increased $364.2 million, or 4.5%, with a $314.3 million increase in direct installment loans and $133.8 million increase in residential mortgages, partially offset by the sale of $0.5 billion of indirect auto installment loans in November 2020.

Average deposits totaled $31.7 billion with growth in average non-interest-bearing demand deposits of $1.8 billion, or 20.7%, and average interest-bearing demand deposits of $1.3 billion, or 9.8%, partially offset by a decline in time deposit accounts of $0.9 billion, or 23.0%, reflecting customer preferences to shift to more liquid accounts in a low interest rate environment. The growth in average deposits reflected inflows from PPP and government stimulus activities, organic growth in new and existing customer relationships, as well as current customer preferences to maintain larger deposit account balances than before the pandemic. The loan-to-deposit ratio was 78.7% at December 31, 2021, compared to 87.4% at December 31, 2020, as deposit growth outpaced loan growth. Additionally, the funding mix continued to improve with non-interest-bearing deposits totaling 34% of total deposits, compared to 31% as of December 31, 2020.

Non-interest income totaled $79.0 million, an increase of $10.6 million, or 15.5%, compared to the fourth quarter of 2020 as FNB continued to generate broad-based contributions across our fee-based businesses. On an operating basis, non-interest income decreased $1.7 million, or 2.1%, excluding $12.3 million related to the prepayment of higher-rate Federal Home Loan Bank (FHLB) borrowings in the year-ago quarter. Service charges increased $2.7 million, or 9.0%, as the year-ago quarter reflected low customer activity during the pandemic. Wealth management revenues increased $2.1 million, or 16.0%, as trust income increased $1.3 million, or 16.2%, primarily from strong organic sales activity and positive market impacts on assets under management, as well as securities commissions and fees increasing $0.7 million, or 15.8%, due to strong activity levels across the footprint. Capital markets revenue increased $2.0 million, or 27.2%, including strong swap activity with solid contributions from commercial lending activity, as well as international banking and debt capital markets. Mortgage banking operations income decreased $9.4 million as secondary market revenue and mortgage held-for-sale pipelines normalized from significantly elevated levels.

Non-interest expense totaled $181.6 million, decreasing $17.7 million, or 8.9%. On an operating basis, non-interest expenses were well-controlled and decreased $3.4 million, or 1.9%, compared to the fourth quarter of 2020, excluding $0.8 million of merger-related expenses in the fourth quarter of 2021 and $4.7 million of COVID-19 expenses and $10.5 million of branch consolidation costs in the fourth quarter of 2020. On an operating basis, outside services decreased $1.3 million, or 6.8%, with lower legal and consulting costs. Marketing costs decreased $1.4 million, or 27.2% due to the timing of the 2020 marketing campaigns during the pandemic. The efficiency ratio (non-GAAP) equaled 58.1%, compared to 56.5%.

The ratio of non-performing loans, 90 days past due, and other real estate owned (OREO) to total loans and OREO decreased 36 basis points to 0.41%. Total delinquency decreased 41 basis points to 0.61%, compared to 1.02% at December 31, 2020, demonstrating positive asset quality trends across the portfolio. Excluding PPP loans at December 31, 2021, and 2020, total delinquency decreased 49 basis points to 0.62%.

Due to improved credit trends in the portfolio, the provision for credit losses was a net benefit of $2.4 million for the fourth quarter of 2021, compared to an expense of $17.6 million in the fourth quarter of 2020, with the year-ago quarter level primarily attributable to impacts from the pandemic. Net charge-offs were $1.4 million, or 0.02% annualized of total average loans, for the fourth quarter of 2021, compared to $26.4 million, or 0.41% annualized, in the fourth quarter of 2020. The ratio of the allowance for credit losses (ACL) to total loans and leases decreased 5 basis points to 1.38%. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio equaled 1.40% and 1.56% at December 31, 2021, and 2020, respectively, directionally consistent with improved credit metrics.

The effective tax rate was 20.0%, compared to 15.9% in the fourth quarter of 2020, as a result of lower levels of pre-tax earnings for the fourth quarter of 2020 due to the significant items, as well as residual benefits from renewable energy investment tax credits recognized in the year-ago quarter.

The CET1 regulatory capital ratio was 9.9% (estimated), compared to 9.8% at December 31, 2020. Tangible book value per common share (non-GAAP) increased to $8.59 at December 31, 2021, an increase of $0.71, or 9.0%, from $7.88 at December 31, 2020.

Fourth Quarter 2021 Results – Comparison to Prior Quarter
(All comparisons refer to the third quarter of 2021, except as noted)

Net interest income totaled $223.3 million, a decrease of $9.1 million, or 3.9%, from the prior quarter total of $232.4 million, primarily due to $15.4 million decreased contribution from PPP, partially offset by growth in average earning assets and the continued focus on reducing deposit costs in the low interest rate environment. The resulting net interest margin (FTE) (non-GAAP) decreased 17 basis points to 2.55%. The total impact of PPP, purchase accounting accretion, and higher cash balances on net interest margin was a reduction of 14 basis points, compared to a benefit of 2 basis points in the prior quarter.

Total average earning assets increased $831.6 million, or 9.6% annualized. The total yield on earning assets declined 19 basis point to 2.80%, reflecting a $497.5 million, or 15.6%, increase in average cash balances and lower yields on variable-rate loans. The total cost of funds decreased 3 basis points to 0.25% from 0.28%, as the cost of interest-bearing deposits improved 4 basis points to 0.17%.

Average loans and leases totaled $24.7 billion as average commercial loans and leases decreased $184.3 million, entirely due to lower average PPP balances as forgiveness continued during the quarter, and average consumer loans increased $189.5 million compared to the third quarter of 2021. Excluding PPP, average commercial loans and leases increased $436.1 million, or 2.8%, which included growth of $299.7 million, or 5.8%, in commercial and industrial loans partially offset by a decrease of $94.2 million, or 1.0%, in commercial real estate. Commercial origination activity was led by the Pittsburgh, Harrisburg, and North and South Carolina markets. Consumer loan growth reflected average direct home equity installment balances increasing $119.5 million, or 5.5%, and residential mortgages increasing $84.3 million, or 2.4%, partially offset by a $13.2 million, or 1.1%, decline in consumer lines of credit. Excluding PPP loans, period-end total loans and leases increased $610 million, or 10.1% annualized, including growth of $421 million in commercial loans and leases and $188 million in consumer loans.

Average deposits totaled $31.7 billion, increasing $834.2 million, or 2.7%, driven by an increase in interest-bearing demand deposits of $522.3 million, or 3.8%, and non-interest-bearing deposits of

$392.3 million, or 3.8%. This growth continues to reflect benefits from government stimulus and deposits from PPP loan forgiveness, partially offset by a managed decline in time deposits of $156.5 million, or 5.0%. The loan-to-deposit ratio was 78.7% at December 31, 2021, essentially unchanged from 78.6% at September 30, 2021.

Non-interest income totaled $79.0 million, decreasing $9.9 million, or 11.1%, from a record level of $88.9 million in the prior quarter. Capital markets income was $9.5 million, a decrease of $3.0 million, or 23.9%, from the strong levels in the third quarter. Swap activity, international banking and loan syndications continue to produce solid contributions, with debt capital markets, international banking and loan syndications increasing 227%, 117% and 42%, respectively, from the prior quarter. Mortgage banking operations income decreased $2.3 million, or 27.8%, due to the seasonal reduction in the mortgage held-for-sale pipeline and lower secondary market revenue. Service charges increased $0.7 million, or 2.4%, reflecting higher customer activity volumes. On an operating basis, other non-interest income declined $4.6 million due to a $2.2 million recovery on a previously written-off other asset in the prior quarter and other miscellaneous fluctuations. SBA premium income was $2.1 million and consistent with the prior quarter’s solid results.

Non-interest expense totaled $181.6 million, a decrease of $2.6 million, or 1.4%. On an operating basis, non-interest expense decreased $2.5 million, or 1.4%, compared to the prior quarter, excluding merger-related expenses of $0.9 million and $0.8 million in the third and fourth quarters, respectively. Salaries and employee benefits decreased $0.8 million, or 0.8%, primarily related to higher production and performance-related commissions and incentives in the prior quarter. Bank shares and franchise taxes decreased $1.9 million, or 52.8%, due to the recognition of state tax credits in the fourth quarter of 2021. Occupancy and equipment increased $0.5 million, or 1.8%, due primarily to higher seasonal utilities costs. The efficiency ratio (non-GAAP) equaled 58.1%, compared to 55.4% given lower PPP income and the previously mentioned non-interest income decrease.

The ratio of non-performing loans, 90 days past due, and OREO to total loans and OREO decreased 10 basis points to 0.41%. Total delinquency decreased 11 basis points to 0.61%, compared to 0.72% at September 30, 2021. Excluding PPP loans, total delinquency decreased 9 basis points to 0.62%, demonstrating favorable asset quality trends across the portfolio.

The provision for credit losses was a net benefit of $2.4 million for the fourth quarter, compared to a net benefit of $1.8 million in the prior quarter, with continued improvement in the underlying portfolio credit trends. Net charge-offs totaled $1.4 million, or 0.02% annualized, of total average loans and leases, compared to $1.6 million, or 0.03% annualized. The ratio of the ACL to total loans and leases decreased 3 basis points to 1.38% as of December 31, 2021. Excluding PPP loans that do not carry an ACL due to a 100% government guarantee, the ACL to total loans and leases ratio decreased 5 basis points to 1.40%, compared to 1.45%, directionally consistent with improved credit metrics.

The effective tax rate was 20.0%, compared to 19.7% for the third quarter of 2021.

The CET1 regulatory capital ratio is 9.9% (estimated), stable from September 30, 2021. Tangible book value per common share (non-GAAP) was $8.59 at December 31, 2021, an increase of $0.17 per share from September 30, 2021.

December 31, 2021 Full-Year Results – Comparison to 2020 Full-Year Period

Net interest income totaled $906.5 million, decreasing $15.6 million, or 1.7%, as the low interest rate environment impacted earning asset yields. The net interest margin (FTE) (non-GAAP) contracted 23 basis points to 2.68%. The total impact of PPP, purchase accounting accretion and higher cash balances on net interest margin was a decrease of 2 basis points, compared to a benefit of 23 basis points in the prior year. The yield on earning assets decreased 59 basis points to 2.97%, while the cost of funds improved 36 basis points to 0.30% primarily due to actions taken to reduce the cost of interest-bearing deposits given the low interest rate environment and strong growth in non-interest-bearing deposits.

Average loans totaled $25.1 billion, a decrease of $135.6 million, or 0.5%, due to PPP loan forgiveness and the sale of $0.5 billion of indirect auto installment loans in November 2020. Growth in average commercial loans totaled $167.3 million, or 1.0%, including growth of $171.4 million, or 1.8%, in commercial real estate and a decline of $50.3 million, or 0.8%, in commercial and industrial loans entirely from PPP loan forgiveness. Commercial growth was led by healthy origination activity in the Pittsburgh, Harrisburg and Carolina markets. Total average consumer loans decreased $302.9 million, or 3.6%, with an increase in direct installment balances of $215.3 million, or 11.2%, and residential mortgage loans of $8.2 million, or 0.2%, offset by decreases in indirect installment loans of $412.8 million, or 25.3%, due to the sale of $0.5 billion of indirect auto installment loans in November 2020, as well as a decrease in consumer lines of credit of $113.6 million, or 8.2%. Excluding PPP, period-end total loans and leases increased $1.3 billion, or 5.7%, including growth of $817.2 million in commercial loans and leases and $514.7 million in consumer loans.

Average deposits totaled $30.6 billion, increasing $3.3 billion, or 12.0%, led by growth of $2.1 billion, or 26.1%, in non-interest-bearing deposits and $1.7 billion, or 14.0%, in interest-bearing demand deposits driven by deposits from PPP fundings and government stimulus activities, as well as solid organic growth in customer relationships. Time deposits had a managed decline of $1.1 billion, or 24.7% as customer preferences shifted to more liquid accounts.

Non-interest income totaled $330.4 million, increasing $35.9 million, or 12.2%. On an operating basis, non-interest income increased $20.3 million, or 6.5%, when excluding significant items totaling $15.6 million in 2020. Service charges increased $13.6 million, or 12.6%, primarily reflecting reduced customer activity in 2020 due to the pandemic. Wealth management revenues increased $10.9 million, or 22.4%, as securities commissions and trust income increased 27.3% and 19.6%, respectively, through contributions across the geographic footprint and positive market impacts on assets under management. Capital markets decreased $2.5 million, or 6.4%, due to lower relative customer swap activity compared to record levels in the beginning of 2020 given heightened volatility in interest rates. Mortgage banking operations income decreased $12.3 million, or 24.8%, as secondary market revenue and mortgage held-for-sale pipelines declined from significantly elevated levels in 2020. Other non-interest income increased $12.5 million, reflecting higher contributions from SBA premium income and improved Small Business Investment Company fund performance, as well as a $2.2 million recovery on a previously written-off other asset.

Non-interest expense totaled $733.2 million, a decrease of $17.2 million, or 2.3%, from 2020. Excluding significant items totaling $4.4 million in 2021 and $30.0 million in 2020, operating non-interest expense was well-controlled and increased $8.4 million, or 1.2%. This increase was attributable to higher salaries and employee benefits expense of $17.3 million, or 4.3%, on an operating basis, related to normal merit increases and higher production- and performance-related commissions and incentives. On an operating basis, occupancy and equipment increased $5.5 million, or 4.5%, due to reduced levels in 2020. This was offset by a $13.0 million decrease in other non-interest expenses, on an operating basis, due to an impairment of $4.1 million related to a renewable energy investment tax credit transaction in 2020, $2.2 million mortgage recourse reserve release, and other miscellaneous expense variances. The efficiency ratio (non-GAAP) equaled 57.2%, compared to 56.1% in 2020.

The provision for credit losses was $0.6 million, compared to $122.8 million, reflecting improved credit quality trends throughout 2021 and pandemic-related impacts on macroeconomic forecasts used in the ACL model in 2020. Net charge-offs totaled $14.0 million, or 0.06% of total average loans, compared to $59.8 million, or 0.24%, in 2020, reflecting COVID-19 impacts on certain segments of the loan portfolio in the prior year.

The effective tax rate was 19.6% for 2021, compared to 16.7% in 2020. The 2020 effective tax rate benefited from renewable energy investment tax credits recognized in 2020.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, allowance for credit losses to loans and leases, excluding PPP loans, non-performing loans to loans and leases excluding PPP loans, non-performing loans and 90 days past due and OREO to loans and leases plus OREO excluding PPP loans, net loan charge-offs to average loans and leases excluding PPP loans, past due and non-accrual loans excluding PPP loans to loans and leases excluding PPP loans, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, branch consolidation costs, loss on early debt extinguishment, COVID-19 expenses and gains on sale of Visa class B shares are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation charges principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction. Similarly, gains derived from the sale of Visa class B stock and losses on FHLB debt extinguishment and related hedge terminations are not organic to our operations. The COVID-19 expenses represent special Company initiatives to support our employees and the communities we serve during an unprecedented time of a pandemic.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2021 and 2020 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economic environment; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the ongoing COVID-19 pandemic crisis, dislocations, risks associated with a post-pandemic return to normalcy, including shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber-attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain management. These developments could include:
◦Changes resulting from a new U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves, and liquidity standards.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.

◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in a deterioration and disruption of the financial markets and national and local economic conditions, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, a prolonged recovery of the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result, the COVID-19 impact, including uncertainty regarding the potential impact of continuing variant mutations of the virus, U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.
•Our acquisition of Howard Bancorp, Inc., presents us with risks and uncertainties related to the integration of the acquired business into FNB, including:
◦The business of Howard Bancorp, Inc. going forward may not perform as we project or in a manner consistent with historical performance. As a result, the anticipated benefits, including estimated cost savings, of the transaction may be significantly more difficult or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including those that are outside of our control.
◦The integration of Howard Bancorp, Inc., including its banking subsidiary, Howard Bank, with that of FNB and First National Bank of Pennsylvania may be more difficult to achieve than anticipated or have unanticipated adverse results.
◦In addition to the Howard Bancorp, Inc. transaction, we grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into FNB after closing.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2020 Annual Report on Form 10-K, our subsequent 2021 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2021 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the fourth quarter of 2021 on Wednesday, January 19, 2022. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Thursday, January 20, 2022, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at http://dpregister.com/10162680. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on “Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com, by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Thursday, January 27, 2022. The replay can be accessed by dialing (877) 344-7529 (for domestic callers) or (412) 317-0088 (for international callers); the conference replay access code is 2108886. Following the call, a link to the webcast and the related presentation materials will be posted to the "Investor Relations" section of F.N.B. Corporation's website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE:FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; and Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina. The Company has total assets of $40 billion and more than 330 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Constantine, 412-385-4773
constantinel@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q21	4Q21	For the Twelve Months Ended December 31,		%
	4Q21	3Q21	4Q20	3Q21	4Q20	2021	2020	Var.
Interest Income
Loans and leases, including fees	$214,420	$226,308	$239,771	(5.3)	(10.6)	$885,519	$990,125	(10.6)
Securities:
Taxable	21,910	20,952	23,061	4.6	(5.0)	86,468	106,576	(18.9)
Tax-exempt	7,000	7,152	7,753	(2.1)	(9.7)	28,991	31,695	(8.5)
Other	1,422	1,228	304	15.8	367.8	3,732	1,910	95.4
Total Interest Income	244,752	255,640	270,889	(4.3)	(9.6)	1,004,710	1,130,306	(11.1)
Interest Expense
Deposits	9,155	10,650	21,517	(14.0)	(57.5)	47,215	132,871	(64.5)
Short-term borrowings	6,420	6,539	7,531	(1.8)	(14.8)	26,675	38,504	(30.7)
Long-term borrowings	5,901	6,045	7,449	(2.4)	(20.8)	24,344	36,849	(33.9)
Total Interest Expense	21,476	23,234	36,497	(7.6)	(41.2)	98,234	208,224	(52.8)
Net Interest Income	223,276	232,406	234,392	(3.9)	(4.7)	906,476	922,082	(1.7)
Provision for credit losses	(2,350)	(1,806)	17,556	30.1	(113.4)	629	122,798	(99.5)
Net Interest Income After Provision for Credit Losses	225,626	234,212	216,836	(3.7)	4.1	905,847	799,284	13.3
Non-Interest Income
Service charges	32,462	31,716	29,784	2.4	9.0	121,735	108,146	12.6
Trust services	9,534	9,471	8,204	0.7	16.2	37,370	31,249	19.6
Insurance commissions and fees	5,334	6,776	5,424	(21.3)	(1.7)	25,522	24,212	5.4
Securities commissions and fees	5,377	5,465	4,645	(1.6)	15.8	22,207	17,441	27.3
Capital markets income	9,547	12,541	7,507	(23.9)	27.2	36,812	39,337	(6.4)
Mortgage banking operations	5,955	8,245	15,317	(27.8)	(61.1)	37,355	49,665	(24.8)
Dividends on non-marketable equity securities	2,072	1,857	3,796	11.6	(45.4)	8,588	13,736	(37.5)
Bank owned life insurance	3,873	3,279	2,867	18.1	35.1	14,866	13,835	7.5
Net securities gains	—	65	20	(100.0)	(100.0)	193	282	(31.6)
Loss on debt extinguishment	—	—	(12,295)	—	—	—	(16,655)	—
Other	4,834	9,439	3,095	(48.8)	56.2	25,771	13,308	93.7
Total Non-Interest Income	78,988	88,854	68,364	(11.1)	15.5	330,419	294,556	12.2
Non-Interest Expense
Salaries and employee benefits	104,053	104,899	107,467	(0.8)	(3.2)	418,328	405,529	3.2
Net occupancy	12,996	12,913	22,287	0.6	(41.7)	58,368	71,166	(18.0)
Equipment	18,119	17,664	16,651	2.6	8.8	69,973	65,312	7.1
Amortization of intangibles	3,021	3,022	3,341	—	(9.6)	12,117	13,362	(9.3)
Outside services	17,090	17,839	18,686	(4.2)	(8.5)	70,553	69,258	1.9
Marketing	3,726	3,760	5,118	(0.9)	(27.2)	14,320	12,559	14.0
FDIC insurance	4,449	4,380	5,083	1.6	(12.5)	17,881	20,073	(10.9)
Bank shares and franchise taxes	1,690	3,584	2,477	(52.8)	(31.8)	12,629	14,376	(12.2)
Merger-related	824	940	—	(12.3)	—	1,764	—	—
Other	15,612	15,225	18,206	2.5	(14.2)	57,235	78,714	(27.3)
Total Non-Interest Expense	181,580	184,226	199,316	(1.4)	(8.9)	733,168	750,349	(2.3)
Income Before Income Taxes	123,034	138,840	85,884	(11.4)	43.3	503,098	343,491	46.5
Income taxes	24,567	27,327	13,681	(10.1)	79.6	98,496	57,485	71.3
Net Income	98,467	111,513	72,203	(11.7)	36.4	404,602	286,006	41.5
Preferred stock dividends	2,011	2,010	2,011	—	—	8,041	8,041	—
Net Income Available to Common Stockholders	$96,456	$109,503	$70,192	(11.9)	37.4	$396,561	$277,965	42.7
Earnings per Common Share
Basic	$0.30	$0.34	$0.22	(11.8)	36.4	$1.24	$0.86	44.2
Diluted	0.30	0.34	0.22	(11.8)	36.4	1.23	0.85	44.7
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions)				% Variance
				4Q21	4Q21
	4Q21	3Q21	4Q20	3Q21	4Q20
Assets
Cash and due from banks	$337	$402	$369	(16.2)	(8.7)
Interest-bearing deposits with banks	3,156	3,708	1,014	(14.9)	211.2
Cash and Cash Equivalents	3,493	4,110	1,383	(15.0)	152.6
Securities available for sale	3,426	3,208	3,463	6.8	(1.1)
Securities held to maturity	3,463	3,202	2,868	8.2	20.7
Loans held for sale	295	253	154	16.6	91.6
Loans and leases, net of unearned income	24,968	24,716	25,459	1.0	(1.9)
Allowance for credit losses on loans and leases	(344)	(349)	(363)	(1.4)	(5.2)
Net Loans and Leases	24,624	24,367	25,096	1.1	(1.9)
Premises and equipment, net	345	342	332	0.9	3.9
Goodwill	2,262	2,262	2,262	—	—
Core deposit and other intangible assets, net	42	45	54	(6.7)	(22.2)
Bank owned life insurance	546	545	549	0.2	(0.5)
Other assets	1,017	1,027	1,193	(1.0)	(14.8)
Total Assets	$39,513	$39,361	$37,354	0.4	5.8
Liabilities
Deposits:
Non-interest-bearing demand	$10,789	$10,502	$9,042	2.7	19.3
Interest-bearing demand	14,409	14,360	13,157	0.3	9.5
Savings	3,669	3,537	3,261	3.7	12.5
Certificates and other time deposits	2,859	3,045	3,662	(6.1)	(21.9)
Total Deposits	31,726	31,444	29,122	0.9	8.9
Short-term borrowings	1,536	1,563	1,804	(1.7)	(14.9)
Long-term borrowings	682	886	1,095	(23.0)	(37.7)
Other liabilities	419	370	374	13.2	12.0
Total Liabilities	34,363	34,263	32,395	0.3	6.1
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	3	3	3	—	—
Additional paid-in capital	4,109	4,106	4,087	0.1	0.5
Retained earnings	1,110	1,051	869	5.6	27.7
Accumulated other comprehensive loss	(62)	(52)	(39)	19.2	59.0
Treasury stock	(117)	(117)	(68)	—	72.1
Total Stockholders' Equity	5,150	5,098	4,959	1.0	3.9
Total Liabilities and Stockholders' Equity	$39,513	$39,361	$37,354	0.4	5.8

F.N.B. CORPORATION AND SUBSIDIARIES	4Q21			3Q21			4Q20
(Unaudited)		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$3,684,366	$1,422	0.15%	$3,186,841	$1,228	0.15%	$869,328	$304	0.14%
Taxable investment securities (2)	5,422,463	21,674	1.60	5,109,559	20,746	1.62	4,927,403	22,881	1.86
Non-taxable investment securities (1)	1,064,454	9,071	3.41	1,078,906	9,230	3.42	1,144,330	9,942	3.47
Loans held for sale	288,287	2,538	3.52	257,909	2,381	3.69	380,941	4,429	4.63
Loans and leases (1) (3)	24,734,455	212,774	3.42	24,729,254	224,675	3.61	25,655,784	236,333	3.67
Total Interest Earning Assets (1)	35,194,025	247,479	2.80	34,362,469	258,260	2.99	32,977,786	273,889	3.31
Cash and due from banks	417,424			389,659			356,260
Allowance for credit losses	(353,410)			(362,592)			(374,816)
Premises and equipment	342,743			343,070			339,805
Other assets	3,918,224			3,985,793			4,170,156
Total Assets	$39,519,006			$38,718,399			$37,469,191
Liabilities
Deposits:
Interest-bearing demand	$14,411,196	3,749	0.10	$13,888,928	4,487	0.13	$13,122,204	7,866	0.24
Savings	3,585,515	154	0.02	3,509,325	164	0.02	3,104,420	171	0.02
Certificates and other time	2,954,879	5,252	0.71	3,111,424	5,999	0.76	3,837,255	13,480	1.40
Total interest-bearing deposits	20,951,590	9,155	0.17	20,509,677	10,650	0.21	20,063,879	21,517	0.43
Short-term borrowings	1,574,226	6,420	1.62	1,549,353	6,539	1.67	1,918,362	7,531	1.56
Long-term borrowings	766,288	5,901	3.06	886,637	6,045	2.70	1,280,964	7,449	2.31
Total Interest-Bearing Liabilities	23,292,104	21,476	0.37	22,945,667	23,234	0.40	23,263,205	36,497	0.62
Non-interest-bearing demand deposits	10,730,981			10,338,713			8,889,086
Total Deposits and Borrowings	34,023,085		0.25	33,284,380		0.28	32,152,291		0.45
Other liabilities	384,768			370,587			370,351
Total Liabilities	34,407,853			33,654,967			32,522,642
Stockholders' Equity	5,111,153			5,063,432			4,946,549
Total Liabilities and Stockholders' Equity	$39,519,006			$38,718,399			$37,469,191
Net Interest Earning Assets	$11,901,921			$11,416,802			$9,714,581
Net Interest Income (FTE) (1)		226,003			235,026			237,392
Tax Equivalent Adjustment		(2,727)			(2,620)			(3,000)
Net Interest Income		$223,276			$232,406			$234,392
Net Interest Spread			2.43%			2.59%			2.69%
Net Interest Margin (1)			2.55%			2.72%			2.87%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Unaudited)	2021			2020
(Dollars in thousands)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,723,493	$3,732	0.14%	$470,466	$1,910	0.41%
Taxable investment securities (2)	5,131,473	85,633	1.67	5,038,547	106,266	2.11
Non-taxable investment securities (1)	1,091,130	37,408	3.43	1,132,307	40,121	3.54
Loans held for sale	227,181	8,276	3.64	212,328	9,817	4.62
Loans and leases (1) (3)	25,075,559	880,609	3.51	25,211,191	984,662	3.91
Total Interest Earning Assets (1)	34,248,836	1,015,658	2.97	32,064,839	1,142,776	3.56
Cash and due from banks	386,648			359,936
Allowance for credit losses	(363,462)			(350,309)
Premises and equipment	338,644			336,117
Other assets	3,992,426			4,196,847
Total Assets	$38,603,092			$36,607,430
Liabilities
Deposits:
Interest-bearing demand	$13,866,846	18,676	0.13	$12,161,766	57,224	0.47
Savings	3,442,809	664	0.02	2,890,440	2,822	0.10
Certificates and other time	3,208,586	27,875	0.87	4,261,738	72,825	1.71
Total interest-bearing deposits	20,518,241	47,215	0.23	19,313,944	132,871	0.69
Short-term borrowings	1,660,070	26,675	1.61	2,515,558	38,504	1.53
Long-term borrowings	924,090	24,344	2.63	1,473,708	36,849	2.50
Total Interest-Bearing Liabilities	23,102,401	98,234	0.43	23,303,210	208,224	0.89
Non-interest-bearing demand deposits	10,090,117			8,004,557
Total Deposits and Borrowings	33,192,518		0.30	31,307,767		0.66
Other liabilities	377,386			395,363
Total Liabilities	33,569,904			31,703,130
Stockholders' Equity	5,033,188			4,904,300
Total Liabilities and Stockholders' Equity	$38,603,092			$36,607,430
Net Interest Earning Assets	$11,146,435			$8,761,629
Net Interest Income (FTE) (1)		917,424			934,552
Tax Equivalent Adjustment		(10,948)			(12,470)
Net Interest Income		$906,476			$922,082
Net Interest Spread			2.54%			2.67%
Net Interest Margin (1)			2.68%			2.91%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q21	3Q21	4Q20	2021	2020
Performance Ratios
Return on average equity	7.64%	8.74%	5.81%	8.04%	5.83%
Return on average tangible equity (1)	14.26	16.41	11.33	15.21	11.49
Return on average tangible common equity (1)	14.53	16.77	11.49	15.53	11.66
Return on average assets	0.99	1.14	0.77	1.05	0.78
Return on average tangible assets (1)	1.08	1.24	0.85	1.14	0.87
Net interest margin (FTE) (2)	2.55	2.72	2.87	2.68	2.91
Yield on earning assets (FTE) (2)	2.80	2.99	3.31	2.97	3.56
Cost of interest-bearing deposits	0.17	0.21	0.43	0.23	0.69
Cost of interest-bearing liabilities	0.37	0.40	0.62	0.43	0.89
Cost of funds	0.25	0.28	0.45	0.30	0.66
Efficiency ratio (1)	58.10	55.43	56.52	57.23	56.13
Effective tax rate	19.97	19.68	15.93	19.58	16.74
Pre-provision net revenue (reported) / average tangible common equity (1)	17.74	20.53	16.32	19.26	18.84
Pre-provision net revenue (operating) / average tangible common equity (1)	17.87	20.68	20.65	19.42	20.85
Capital Ratios
Equity / assets (period end)	13.03	12.95	13.28
Common equity / assets (period end)	12.76	12.68	12.99
Common equity tier 1 (3)	9.9	9.9	9.8
Leverage ratio	7.99	8.00	7.83
Tangible equity / tangible assets (period end) (1)	7.65	7.53	7.54
Tangible common equity / tangible assets (period end) (1)	7.36	7.24	7.24
Common Stock Data
Average diluted common shares outstanding	323,024,522	322,860,927	324,876,951	323,481,488	325,487,964
Period end common shares outstanding	318,933,492	318,921,616	321,629,529
Book value per common share	$15.81	$15.65	$15.09
Tangible book value per common share (1)	8.59	8.42	7.88
Dividend payout ratio (common)	40.20%	35.43%	55.82%	39.20%	56.45%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
December 31, 2021 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
(Dollars in millions)
				% Variance
				4Q21	4Q21
	4Q21	3Q21	4Q20	3Q21	4Q20
Balances at period end
Loans and Leases:
Commercial real estate	$9,899	$9,871	$9,731	0.3	1.7
Commercial and industrial (1)	5,977	5,960	7,214	0.3	(17.1)
Commercial leases	495	489	485	1.2	2.1
Other	94	81	40	16.0	135.0
Commercial loans and leases	16,465	16,401	17,470	0.4	(5.8)
Direct installment	2,376	2,250	2,020	5.6	17.6
Residential mortgages	3,654	3,588	3,433	1.8	6.4
Indirect installment	1,227	1,230	1,218	(0.2)	0.7
Consumer LOC	1,246	1,247	1,318	(0.1)	(5.5)
Consumer loans	8,503	8,315	7,989	2.3	6.4
Total loans and leases	$24,968	$24,716	$25,459	1.0	(1.9)
Note: Loans held for sale were $295, $253 and $154 at 4Q21, 3Q21, and 4Q20, respectively.
(1) PPP loans were $336.6 million, $694.3 million and $2.2 billion at 4Q21, 3Q21 and 4Q20, respectively.
				% Variance
Average balances				4Q21	4Q21	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q21	3Q21	4Q20	3Q21	4Q20	2021	2020	Var.
Commercial real estate	$9,781	$9,687	$9,702	1.0	0.8	$9,780	$9,608	1.8
Commercial and industrial (1)	5,968	6,289	7,380	(5.1)	(19.1)	6,634	6,684	(0.8)
Commercial leases	488	475	477	2.9	2.4	479	474	1.1
Other	95	66	59	43.4	59.5	74	33	125.0
Commercial loans and leases	16,333	16,517	17,618	(1.1)	(7.3)	16,966	16,799	1.0
Direct installment	2,309	2,190	1,995	5.5	15.8	2,145	1,930	11.2
Residential mortgages	3,623	3,539	3,490	2.4	3.8	3,478	3,470	0.2
Indirect installment	1,228	1,229	1,226	(0.1)	0.2	1,219	1,632	(25.3)
Consumer LOC	1,241	1,254	1,327	(1.1)	(6.5)	1,266	1,380	(8.2)
Consumer loans	8,402	8,212	8,038	2.3	4.5	8,109	8,412	(3.6)
Total loans and leases	$24,734	$24,729	$25,656	—	(3.6)	$25,076	$25,211	(0.5)
(1) PPP average loans were $502.8 million, $1.1 billion and $2.5 billion at 4Q21, 3Q21 and 4Q20, respectively, and $1.5 billion and $1.6 billion for the twelve months ended December 31, 2021 and 2020, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				4Q21	4Q21
Asset Quality Data	4Q21	3Q21	4Q20	3Q21	4Q20
Non-Performing Assets
Non-performing loans	$88	$110	$170	(20.0)	(48.2)
Other real estate owned (OREO)	8	8	10	—	(20.0)
Non-performing assets	$96	$118	$180	(18.6)	(46.7)
Non-performing loans / total loans and leases	0.35%	0.45%	0.67%
Non-performing loans + 90 days past due + OREO / total loans and leases + OREO	0.41	0.51	0.77
Delinquency
Loans 30-89 days past due	$59	$59	$73	—	(19.2)
Loans 90+ days past due	6	8	16	(25.0)	(62.5)
Non-accrual loans	88	110	170	(20.0)	(48.2)
Past due and non-accrual loans	$153	$177	$259	(13.6)	(40.9)
Past due and non-accrual loans / total loans and leases	0.61%	0.72%	1.02%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)				% Variance
(Dollars in millions)				4Q21	4Q21	For the Twelve Months Ended December 31,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	4Q21	3Q21	4Q20	3Q21	4Q20	2021	2020	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$349.3	$356.5	$373.0	(2.0)	(6.4)	$363.1	$195.9	85.4
Provision for credit losses	(3.5)	(5.7)	16.5	(37.5)	(121.5)	(4.9)	121.8	(104.0)
Net loan (charge-offs)/recoveries	(1.4)	(1.6)	(26.4)	(10.7)	(94.6)	(14.0)	(59.8)	(76.6)
Adjustment due to CECL adoption	—	—	—			—	105.3
Allowance for credit losses on loans and leases	$344.3	$349.3	$363.1	(1.4)	(5.2)	$344.3	$363.1	(5.2)
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$18.0	$14.1	$14.8	27.3	21.2	$13.7	$2.6	426.5
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	1.2	3.8	(1.1)	(68.9)	(205.6)	5.5	1.0	423.1
Adjustment due to CECL adoption	—	—	—			—	10.0
Allowance for unfunded loan commitments	$19.2	$18.0	$13.7	6.7	40.0	$19.2	$13.7	40.0
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$363.4	$367.2	$376.8	(1.0)	(3.5)	$363.4	$376.8	(3.5)
Allowance for credit losses on loans and leases / total loans and leases	1.38%	1.41%	1.43%
Allowance for credit losses on loans and leases / total non-performing loans	391.9	317.0	213.2
Net loan charge-offs (annualized) / total average loans and leases	0.02	0.03	0.41			0.06%	0.24%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				4Q21	4Q21	For the Twelve Months Ended December 31,		%
	4Q21	3Q21	4Q20	3Q21	4Q20	2021	2020	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$96,456	$109,503	$70,192			$396,561	$277,965
Merger-related expense	824	940	—			1,764	—
Tax benefit of merger-related expense	(173)	(197)	—			(370)	—
COVID-19 expense	—	—	4,654			—	11,276
Tax benefit of COVID-19 expense	—	—	(977)			—	(2,368)
Gain on sale of Visa class B stock	—	—	—			—	(13,818)
Tax expense of gain on sale of Visa class B stock	—	—	—			—	2,902
Loss on FHLB debt extinguishment and related hedge terminations	—	—	12,295			—	25,611
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	—	—	(2,582)			—	(5,378)
Branch consolidation costs	—	—	10,483			2,644	18,745
Tax benefit of branch consolidation costs	—	—	(2,201)			(555)	(3,936)
Service charge refunds	—	—	—			—	3,780
Tax benefit of service charge refunds	—	—	—			—	(794)
Operating net income available to common stockholders (non-GAAP)	$97,107	$110,246	$91,864	(11.9)	5.7	$400,044	$313,985	27.4

Operating earnings per diluted common share:
Earnings per diluted common share	$0.30	$0.34	$0.22			$1.23	$0.85
Merger-related expense	—	—	—			0.01	—
Tax benefit of merger-related expense	—	—	—			—	—
COVID-19 expense	—	—	0.01			—	0.03
Tax benefit of COVID-19 expense	—	—	—			—	(0.01)
Gain on sale of Visa class B stock	—	—	—			—	(0.04)
Tax expense of gain on sale of Visa class B stock	—	—	—			—	0.01
Loss on FHLB debt extinguishment and related hedge terminations	—	—	0.04			—	0.08
Tax benefit of loss on FHLB debt extinguishment and related hedge terminations	—	—	(0.01)			—	(0.02)
Branch consolidation costs	—	—	0.03			0.01	0.06
Tax benefit of branch consolidation costs	—	—	(0.01)			—	(0.01)
Service charge refunds	—	—	—			—	0.01
Tax benefit of service charge refunds	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.30	$0.34	$0.28	(11.8)	7.1	$1.24	$0.96	29.2

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q21	3Q21	4Q20	2021	2020
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$390,657	$442,414	$287,241	$404,602	$286,006
Amortization of intangibles, net of tax (annualized)	9,467	9,471	10,499	9,573	10,556
Tangible net income (annualized) (non-GAAP)	$400,124	$451,885	$297,740	$414,175	$296,562

Average total stockholders' equity	$5,111,153	$5,063,432	$4,946,549	$5,033,188	$4,904,300
Less: Average intangible assets (1)	(2,305,907)	(2,308,922)	(2,318,048)	(2,310,419)	(2,322,981)
Average tangible stockholders' equity (non-GAAP)	$2,805,246	$2,754,510	$2,628,501	$2,722,769	$2,581,319

Return on average tangible equity (non-GAAP)	14.26%	16.41%	11.33%	15.21%	11.49%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$382,678	$434,443	$279,244	$396,561	$277,965
Amortization of intangibles, net of tax (annualized)	9,467	9,471	10,499	9,573	10,556
Tangible net income available to common stockholders (annualized) (non-GAAP)	$392,145	$443,914	$289,743	$406,134	$288,521

Average total stockholders' equity	$5,111,153	$5,063,432	$4,946,549	$5,033,188	$4,904,300
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,305,907)	(2,308,922)	(2,318,048)	(2,310,419)	(2,322,981)
Average tangible common equity (non-GAAP)	$2,698,364	$2,647,628	$2,521,619	$2,615,887	$2,474,437

Return on average tangible common equity (non-GAAP)	14.53%	16.77%	11.49%	15.53%	11.66%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$385,261
Amortization of intangibles, net of tax (annualized)	9,467
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$394,728

Average total stockholders' equity	$5,111,153
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,305,907)
Average tangible common equity (non-GAAP)	$2,698,364

Operating return on average tangible common equity (non-GAAP)	14.63%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q21	3Q21	4Q20	2021	2020
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$390,657	$442,414	$287,241	$404,602	$286,006
Amortization of intangibles, net of tax (annualized)	9,467	9,471	10,499	9,573	10,556
Tangible net income (annualized) (non-GAAP)	$400,124	$451,885	$297,740	$414,175	$296,562

Average total assets	$39,519,006	$38,718,399	$37,469,191	$38,603,092	$36,607,430
Less: Average intangible assets (1)	(2,305,907)	(2,308,922)	(2,318,048)	(2,310,419)	(2,322,981)
Average tangible assets (non-GAAP)	$37,213,099	$36,409,477	$35,151,143	$36,292,673	$34,284,449

Return on average tangible assets (non-GAAP)	1.08%	1.24%	0.85%	1.14%	0.87%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	4Q21	3Q21	4Q20
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,149,864	$5,098,407	$4,958,903
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,304,410)	(2,307,432)	(2,316,527)
Tangible common equity (non-GAAP)	$2,738,572	$2,684,093	$2,535,494

Common shares outstanding	318,933,492	318,921,616	321,629,529

Tangible book value per common share (non-GAAP)	$8.59	$8.42	$7.88
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,149,864	$5,098,407	$4,958,903
Less: Intangible assets (1)	(2,304,410)	(2,307,432)	(2,316,527)
Tangible equity (non-GAAP)	$2,845,454	$2,790,975	$2,642,376

Total assets	$39,513,318	$39,361,110	$37,354,351
Less: Intangible assets (1)	(2,304,410)	(2,307,432)	(2,316,527)
Tangible assets (non-GAAP)	$37,208,908	$37,053,678	$35,037,824

Tangible equity / tangible assets (period end) (non-GAAP)	7.65%	7.53%	7.54%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,149,864	$5,098,407	$4,958,903
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,304,410)	(2,307,432)	(2,316,527)
Tangible common equity (non-GAAP)	$2,738,572	$2,684,093	$2,535,494

Total assets	$39,513,318	$39,361,110	$37,354,351
Less: Intangible assets (1)	(2,304,410)	(2,307,432)	(2,316,527)
Tangible assets (non-GAAP)	$37,208,908	$37,053,678	$35,037,824

Tangible common equity / tangible assets (period end) (non-GAAP)	7.36%	7.24%	7.24%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
	4Q21	3Q21	4Q20
Allowance for credit losses / loans and leases, excluding PPP loans (period-end):
(Dollars in thousands)
ACL - loans	$344,284	$349,250	$363,107
Loans and leases	$24,968,702	$24,716,335	$25,458,645
Less: PPP loans outstanding	(336,578)	(694,326)	(2,158,452)
Loans and leases, excluding PPP loans (non-GAAP)	$24,632,124	$24,022,009	$23,300,193
ACL loans / loans and leases, excluding PPP loans (non-GAAP)	1.40%	1.45%	1.56%

Non-performing loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Non-performing loans	$87,849	$110,159	$170,289
Loans and leases	$24,968,702	$24,716,335	$25,458,645
Less: PPP loans outstanding	(336,578)	(694,326)	(2,158,452)
Loans and leases, excluding PPP loans (non-GAAP)	$24,632,124	$24,022,009	$23,300,193
Non-performing loans / loans and leases, excluding PPP loans (non-GAAP)	0.36%	0.46%	0.73%

Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans:
(Dollars in thousands)
Non-performing loans + 90 days past due + OREO	$102,321	$126,182	$196,675
Loans and leases	$24,968,702	$24,716,335	$25,458,645
Plus: OREO	8,312	8,353	10,420
Less: PPP loans outstanding	(336,578)	(694,326)	(2,158,452)
Loans and leases + OREO, excluding PPP loans (non-GAAP)	$24,640,436	$24,030,362	$23,310,613
Non-performing loans + 90 days past due + OREO / loans and leases + OREO, excluding PPP loans (non-GAAP)	0.41%	0.52%	0.84%

Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans:
(Dollars in thousands)
Net loan charge-offs (annualized)	$5,638	$6,312	$104,947
Average loans and leases	$24,734,455	$24,729,254	$25,655,784
Less: Average PPP loans outstanding	(502,795)	(1,123,285)	(2,463,995)
Average loans and leases, excluding PPP loans (non-GAAP)	$24,231,660	$23,605,969	$23,191,789
Net loan charge-offs (annualized) / average loans and leases, excluding PPP loans (non-GAAP)	0.02%	0.03%	0.45%

Past due and non-accrual loans, excluding PPP loans / loans and leases, excluding PPP loans:
(Dollars in thousands)
Past due and non-accrual loans	$152,682	$176,998	$258,739
Less: Past due and non-accrual loans - PPP loans	(564)	(6,911)	—
Past due and non-accrual loans, excluding PPP loans (non-GAAP)	$152,118	$170,087	$258,739
Loans and leases	$24,968,702	$24,716,335	$25,458,645
Less: PPP loans outstanding	(336,578)	(694,326)	(2,158,452)
Loans and leases, excluding PPP loans (non-GAAP)	$24,632,124	$24,022,009	$23,300,193
Past due and non-accrual loans, excluding PPP loans / loans and leases, excluding PPP loans (non-GAAP)	0.62%	0.71%	1.11%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q21	3Q21	4Q20	2021	2020

KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$223,276	$232,406	$234,392	$906,476	$922,082
Non-interest income	78,988	88,854	68,364	330,419	294,556
Less: Non-interest expense	(181,580)	(184,226)	(199,316)	(733,168)	(750,349)
Pre-provision net revenue (as reported)	$120,684	$137,034	$103,440	$503,727	$466,289
Pre-provision net revenue (as reported) (annualized)	$478,799	$543,669	$411,513	$503,727	$466,289
Adjustments:
Add: Service charge refunds (non-interest income)	—	—	—	—	3,780
Less: Gain on sale of Visa class B stock (non-interest income)	—	—	—	—	(13,818)
Add: Loss on FHLB debt extinguishment and related hedge terminations (non-interest income)	—	—	12,295	—	25,611
Add: Merger-related expense (non-interest expense)	824	940	—	1,764	—
Add: COVID -19 expense (non-interest expense)	—	—	4,654	—	11,276
Add: Branch consolidation costs (non-interest expense)	—	—	10,483	2,644	18,745
Add: Tax credit-related impairment project (non-interest expense)	—	—	—	—	4,101
Pre-provision net revenue (operating) (non-GAAP)	$121,508	$137,974	$130,872	$508,135	$515,984
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$482,072	$547,399	$520,644	$508,135	$515,984
Average total shareholders’ equity	$5,111,153	$5,063,432	$4,946,549	$5,033,188	$4,904,300
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,305,907)	(2,308,922)	(2,318,048)	(2,310,419)	(2,322,981)
Average tangible common equity (non-GAAP)	$2,698,364	$2,647,628	$2,521,619	$2,615,887	$2,474,437
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	17.74%	20.53%	16.32%	19.26%	18.84%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	17.87%	20.68%	20.65%	19.42%	20.85%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q21	3Q21	4Q20	2021	2020

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$181,580	$184,226	$199,316	$733,168	$750,349
Less: Amortization of intangibles	(3,021)	(3,022)	(3,341)	(12,117)	(13,362)
Less: OREO expense	(532)	(781)	(1,087)	(2,598)	(4,434)
Less: Merger-related expense	(824)	(940)	—	(1,764)	—
Less: COVID-19 expense	—	—	(4,654)	—	(11,276)
Less: Branch consolidation costs	—	—	(10,483)	(2,644)	(18,745)
Less: Tax credit-related project impairment	—	—	—	—	(4,101)
Adjusted non-interest expense	$177,203	$179,483	$179,751	$714,045	$698,431

Net interest income	$223,276	$232,406	$234,392	$906,476	$922,082
Taxable equivalent adjustment	2,727	2,620	3,000	10,948	12,470
Non-interest income	78,988	88,854	68,364	330,419	294,556
Less: Net securities gains	—	(65)	(20)	(193)	(282)
Less: Gain on sale of Visa class B stock	—	—	—	—	(13,818)
Add: Loss on FHLB debt extinguishment and related hedge terminations	—	—	12,295	—	25,611
Add: Service charge refunds	—	—	—	—	3,780
Adjusted net interest income (FTE) + non-interest income	$304,991	$323,815	$318,031	$1,247,650	$1,244,399

Efficiency ratio (FTE) (non-GAAP)	58.10%	55.43%	56.52%	57.23%	56.13%